SIFCO Industries, Inc. (“SIFCO”) Announces
Fiscal 2016 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE MKT: SIF) today announced financial results for its fiscal year 2016 and fourth quarter, which ended September 30, 2016.
Fiscal Year

•	Net sales in fiscal 2016 increased 9.0% to $119.1 million, compared with $109.3 million in fiscal 2015.

•	Loss from continuing operations in fiscal 2016 was $11.3 million, or $(2.07) per diluted share, compared with loss of $3.6 million, or $0.66 per diluted share, in fiscal 2015.

•	Net Loss for fiscal 2016 was $11.3 million, or $(2.07) per diluted share, compared with net loss of $2.9 million, or $(0.53) per diluted share, in fiscal 2015.

Fourth Quarter

•	Net sales in the fourth quarter of fiscal 2016 decreased 11.2% to $31.9 million, compared with $35.9 million in the fourth quarter of fiscal 2015.

•
Net Loss for the fourth quarter of fiscal 2016 was $7.4 million, or $(1.34) per diluted share, compared with net loss of $0.4 million, or $(0.07) per diluted share, in the fourth quarter of fiscal 2015. Fourth Quarter results include an impairment charge to Goodwill of $4.2 million related to our Orange, CA reporting unit.

CEO Peter W. Knapper stated, “We appreciate the continued strong support of our shareholders as we went through a difficult year in fiscal 2016.  The leadership team recognizes that our performance must improve.  During the fourth quarter we focused on a number of projects to improve performance as we move forward into fiscal 2017.  These include: completing and implementing a new credit facility which will provide us with the resources needed to invest in our operations, making significant progress on the consolidation of our operations from Long Beach and Colorado Springs to our Orange location, and improving our delivery performance to our customers.  We have also made the decision to reduce our Board size by two, to a total of seven members. John Chapman and Mike Lipscomb will not be returning in 2017. We all sincerely appreciate the service and contributions that John and Mike have afforded SIFCO over the past number of years, and we wish them all the best. Continuing to improve our operational and financial performance will be our focus as we move forward.  Our target markets, both Aerospace and Energy, remain strong and SIFCO is committed to driving improved profitability and growth in fiscal 2017 and forward."

Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-K for the year ended September 30, 2016 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

SIFCO Industries, Inc. is engaged in the production of forgings and machined components primarily for the aerospace and energy markets. The processes and services include forging, heat-treating, coating, and machining.
Fiscal Year Ended September 30
(Amounts in thousands, except per share data)

	Fiscal Year Ended September 30,
	2016	2015
Net sales	$119,121	$109,301
Cost of goods sold	107,039	93,569
Gross profit	12,082	15,732
Selling, general and administrative expenses	17,359	19,167
Goodwill impairment	4,164	—
Amortization of intangible assets	2,593	2,245
Loss on disposal or impairment of operating assets	31	63
Operating loss	(12,065)	(5,743)
Interest income	(51)	(10)
Interest expense	1,715	584
Foreign currency exchange loss, net	33	215
Other income, net	(429)	(507)
Loss from continuing operations before income tax benefit	(13,333)	(6,025)
Income tax benefit	(1,998)	(2,444)
Loss from continuing operations	(11,335)	(3,581)
Income from discontinued operations, net of tax	—	709
Net Loss	$(11,335)	$(2,872)

Loss per share from continuing operations
Basic	$(2.07)	$(0.66)
Diluted	$(2.07)	$(0.66)

Income per share from discontinued operations, net of tax
Basic	$—	$0.13
Diluted	$—	$0.13

Net loss per share
Basic	$(2.07)	$(0.53)
Diluted	$(2.07)	$(0.53)

Weighted-average number of common shares (basic)	5,475	5,438
Weighted-average number of common shares (diluted)	5,475	5,438

Quarter Ended September 30
(Amounts in thousands, except per share data)

	Quarter Ended September 30,
	2016	2015
Net sales	$31,880	$35,889
Gross profit	3,416	4,065

Loss from continuing operations	(7,388)	(366)

Loss from discontinued operations, net of tax	—	(27)
Net loss	$(7,388)	$(393)

Loss per share from continuing operations
Basic	$(1.34)	$(0.06)
Diluted	$(1.34)	$(0.06)
Loss per share from discontinued operations, net of tax
Basic	$—	$(0.01)
Diluted	$—	$(0.01)
Net loss per share
Basic	$(1.34)	$(0.07)
Diluted	$(1.34)	$(0.07)

Contacts

SIFCO Industries, Inc.
Salvatore Incanno, 216-881-8600
www.sifco.com